Exhibit 99.1

Contact:	Ron Parham
Sr. Director of Investor Relations & Corp. Communications
Columbia Sportswear Company
(503) 985-4584

COLUMBIA SPORTSWEAR COMPANY

REPORTS SECOND QUARTER 2009 RESULTS;

REAFFIRMS FULL YEAR NET SALES AND OPERATING INCOME OUTLOOK

Highlights:

•

Second quarter 2009 consolidated net sales decreased 16 percent to $179.2 million, compared to second quarter 2008 net sales of $213.1 million, including a 4 percentage point negative effect from changes in foreign currency exchange rates.

•	Second quarter 2009 net loss was $9.9 million, or $(0.29) per diluted share, compared to net loss of $1.8 million, or $(0.05) per diluted share, for the second quarter of 2008.

•

The company reaffirmed its previous outlook for full year 2009 net sales to decline low double-digits on a percentage basis and operating income to decline approximately 300 to 350 basis points, compared to 2008 operating income, which included a $24.7 million impairment charge.

•	The board of directors declared a quarterly dividend of $0.16 per share, payable on August 27, 2009 to shareholders of record on August 13, 2009.

•	The company’s cash and short-term investments at June 30, 2009 totaled approximately $318 million with no long-term debt.

PORTLAND, Ore. — July 28, 2009 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $179.2 million for the quarter ended June 30, 2009, a decrease of 16 percent compared to net sales of $213.1 million for the same period of 2008, with 4 percentage points of that decline resulting from changes in foreign currency exchange rates.

Second quarter net loss totaled $9.9 million, or $(0.29) per diluted share, compared with a net loss of $1.8 million, or $(0.05) per diluted share, for the same period of 2008.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Our net loss for the second quarter, our smallest revenue quarter of the year, was slightly better than the outlook we gave in April, primarily due to a smaller decline in net sales than anticipated, combined with the positive effect of the cost control measures we’ve implemented over the past year. The global retail environment continued to provide significant headwinds which we expect to persist through at least the remainder of 2009 and into 2010. Despite those challenges, we remain focused on developing innovative apparel, footwear, accessories and equipment that excite and inspire outdoor enthusiasts by solving real problems, allowing them to enjoy the Greater Outdoors. Our strong balance sheet makes it possible for us to continue building on this foundation of innovations as we look forward to the prospect of an improving retail environment in 2010 and beyond.”

The second quarter is the company’s smallest revenue quarter, historically accounting for approximately only 15 percent of annual net sales. As a result, regional, category and brand net sales results often produce large percentage variances when compared with the prior year’s comparable period due to the small base of comparison and because of shifts in the timing of shipments to international distributors which may occur late in the second quarter or early in the third quarter.

On a regional basis, the 16 percent decrease in second quarter 2009 net sales consisted primarily of the following variances (See “Geographical Net Sales” table below):

•

a 47 percent decline in the Europe, Middle-East & Africa region (EMEA) to $33.7 million, including a 5 percentage point negative effect from changes in foreign currency exchange rates compared with the second quarter of 2008. The remaining 42 percentage point decline reflected the previously-announced declines in Spring and Fall 2009 EMEA orders combined with a shift into the third quarter of Fall 2009 shipments to independent distributors, in comparison to 2008 when a greater relative portion of Fall 2008 orders were shipped in the second quarter.

•

a 44 percent decline in Canada to $7.9 million, including a 10 percentage point negative effect from foreign currency exchange rates. The remaining 34 percentage point decline reflected the previously-announced decline in the Canadian region’s Spring 2009 orders which included the effect of planned reductions in and exits from certain channels of distribution in favor of brand-enhancing channels, combined with increased order cancellations during the second quarter resulting from slow sell-throughs at stores operated by the company’s wholesale customers and some shift in the timing of shipments into the third quarter.

The above net sales declines in EMEA and Canada were partially offset by:

•

a 2 percent increase in U.S. net sales. Sales through the company’s expanded base of U.S. branded and outlet stores increased significantly, reflecting the addition of 12 outlet stores and four branded stores since June 30, 2008. This increase was partially offset by a high single-digit decline in U.S. wholesale net sales, as previously forecasted, which reflected increased order cancellations for Spring 2009 product, including the bankruptcy and subsequent liquidation or reduction of operations at several wholesale customers.

•

Net sales in the Latin America & Asia Pacific region (LAAP) were essentially equal to net sales in the second quarter of 2008, including a 7 percentage point negative effect from foreign currency exchange rates.

By product category, the decrease in second quarter 2009 net sales compared with the second quarter of 2008 consisted primarily of the following variances (See “Categorical Net Sales” table below):

•	sportswear net sales decreased 15 percent to $98.4 million, with the decline concentrated primarily in the EMEA region, U.S. wholesale and Canada.

•

footwear net sales decreased 21 percent to $33.4 million, with the decline concentrated in the EMEA region due to the previously mentioned reduced volume and shift in timing of shipments of Fall 2009 orders to EMEA distributors compared to the same period last year.

•	Second quarter outerwear net sales declined 16 percent to $35.1 million, again primarily reflecting reduced volume and a relative shift in timing of EMEA distributor shipments.

•	Accessories and equipment net sales declined 8 percent to $12.3 million.

By brand, the decrease in second quarter 2009 net sales compared with the second quarter of 2008 consisted primarily of the following variances (See “Brand Net Sales” table below):

•

Columbia brand net sales, which accounted for approximately 90 percent of consolidated second quarter net sales, declined 17 percent to $162.0 million. Most of this decline was concentrated in the EMEA region due to the previously-mentioned reduced volume and shift in timing of distributor shipments. In addition, a large decline in Columbia brand net sales in Canada reflected planned reductions and exits from certain distribution channels.

•	Combined, Mountain Hardwear, Sorel and Montrail brand net sales declined $1.8 million, or 9 percent, to $17.2 million.

The company ended the second quarter with approximately $318 million in cash and short-term investments, compared with approximately $327 million at June 30, 2008. Inventories increased 7 percent compared with June 30, 2008, to $293 million. The increased inventory balance reflected improved on-time delivery performance by the company’s independent manufacturing partners which resulted in earlier receipt of Fall 2009 products scheduled for delivery during the second half of 2009, and to a lesser degree, incremental inventory related to the company’s expanded base of retail stores. The company expects consolidated inventory levels to decline on a year-over-year comparative basis through the Fall 2009 shipping season. The company’s inventory balance at December 31, 2009 relative to December 31, 2008 will depend primarily on the volume and timing of Spring 2010 inventory receipts in the fourth quarter of 2009.

2009 Financial Outlook

The dynamic nature of the current global economic environment and its impact on consumers and the financial health of our wholesale customers has reduced the predictive quality of the company’s wholesale backlog and other factors on which it has historically based estimates of net sales, gross margin and operating expenses as a percentage of net sales, thus limiting the ability to estimate future results. All projections related to anticipated future results are forward-looking in nature and are based, in part, on the economies in key markets stabilizing during the second half of 2009, as well as on a variety of estimates and assumptions, any of which may change significantly.

The company reaffirmed its previous expectation for total 2009 net sales to decline in the low double-digits on a percentage basis compared with 2008, which assumes a 3 percentage point negative currency effect. This outlook includes a mid-teens percentage decline in wholesale net sales compared with 2008, based primarily on financial results through June 30, 2009 and the previously announced 15 percent decline in global wholesale backlog as of March 31, 2009 and the estimated effect of changes in foreign currency exchange rates, partially offset by expected incremental sales from the company’s direct-to-consumer business.

Full year 2009 operating margin is expected to decline approximately 300 to 350 basis points from 2008, which included a $24.7 million impairment charge. This expected decline is primarily due to fixed cost deleverage caused by lower net sales, coupled with planned investments in direct-to-consumer initiatives. Gross margins are expected to decline by approximately 125 basis points primarily due to a higher volume of close-out product sales, a more promotional retail environment, and unfavorable foreign currency hedge rates in the second half of 2009. The company currently expects a full-year tax rate of approximately 31 percent.

The company expects a low double-digit percentage decline in third quarter 2009 net sales compared with the third quarter of 2008. This estimate is based primarily on the previously announced 15 percent decline in global fall season wholesale backlog, partially offset by incremental sales from the company’s direct-to-consumer business and a shift into the third quarter of a larger portion of Fall 2009 shipments to international distributors compared to Fall 2008 orders, of which a larger portion were shipped in last year’s second quarter. Third quarter 2009 operating income is expected to decline approximately 650 to 700 basis points compared with the third quarter of 2008. This expected decline is comprised of approximately 300 basis points of gross margin contraction due primarily to unfavorable hedged rates in Canada and lower U.S. wholesale gross margins due to reduced volume and mix of expected outerwear shipments. Although selling and administrative expenses are expected to be comparable to third quarter 2008 on an absolute basis, lower expected net sales results in proportional deleverage.

Dividend

The board of directors approved a dividend of $0.16 per share, payable on August 27, 2009 to shareholders of record on August 13, 2009.

Conference Call

The Company will host a conference call on Tuesday, July 28, 2009 at 5:00 p.m. Eastern. To participate, please dial 800-851-3059 in the United States, Conference ID #19188610. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until October 21, 2009.

About Columbia Sportswear

Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the company has developed an international reputation for quality, performance, functionality and value. The company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the company’s website at www.columbia.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating margins, currency exchange rates, tax rates and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; higher than expected rates of order cancellations; bankruptcies of key customers; international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; increased consolidation of our retail customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective utilization and operation of our distribution facilities; our ability to effectively implement our strategic initiatives and retail expansion plans; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,
	2009	2008
Current Assets:
Cash and cash equivalents	$315,266	$324,885
Short-term investments	2,394	2,546
Accounts receivable, net	146,789	172,633
Inventories, net	293,407	272,851
Deferred income taxes	30,437	33,276
Prepaid expenses and other current assets	40,171	29,496

Total current assets	828,464	835,687

Property, plant and equipment, net	232,605	228,728
Intangibles and other non-current assets	50,790	70,392

Total assets	$1,111,859	$1,134,807

Current Liabilities:
Accounts payable	$93,584	$91,158
Accrued liabilities	49,750	57,661
Income taxes payable	5,104	4,581
Other current liabilities	63	123

Total current liabilities	148,501	153,523

Other long-term liabilities	32,579	27,456
Deferred income taxes	—	5,961
Shareholders’ equity	930,779	947,867

Total liabilities and shareholders’ equity	$1,111,859	$1,134,807

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$179,268	$213,147	$451,234	$510,510
Cost of sales	104,961	127,382	266,432	294,190

Gross profit	74,307	85,765	184,802	216,320
	41.5%	40.2%	41.0%	42.4%

Selling, general, and administrative expense	92,246	91,256	194,255	195,168
Net licensing income	2,053	1,161	3,961	2,004

Income (loss) from operations	(15,886)	(4,330)	(5,492)	23,156

Interest income, net	566	2,327	1,480	4,589

Income (loss) before income tax	(15,320)	(2,003)	(4,012)	27,745

Income tax benefit (expense)	5,442	233	1,032	(9,584)

Net income (loss)	$(9,878)	$(1,770)	$(2,980)	$18,161

Net income (loss) per share:
Basic	$(0.29)	$(0.05)	$(0.09)	$0.52
Diluted	(0.29)	(0.05)	(0.09)	0.52
Weighted average shares outstanding:
Basic	33,904	34,817	33,888	35,084
Diluted	33,904	34,817	33,888	35,190

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(2,980)	$18,161
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	16,666	15,232
Deferred income taxes	(630)	(3,530)
Stock-based compensation	3,187	3,587
Other	93	101
Changes in operating assets and liabilities:
Accounts receivable	152,235	130,455
Inventories	(37,960)	(5,936)
Prepaid expenses and other current assets	(10,296)	(14,721)
Accounts payable and accrued liabilities	(29,624)	(15,772)
Other	(2,441)	3,887

Net cash provided by operating activities	88,250	131,464

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales (purchases) of short-term investments	20,000	79,228
Capital expenditures	(14,465)	(23,898)
Other	8	27

Net cash provided by investing activities	5,543	55,357

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(336)	(44,628)
Cash dividends paid	(10,842)	(11,172)
Net proceeds from (repayment of) long-term debt	(4)	12
Proceeds from issuance of common stock	262	2,675
Other	15	14

Net cash used in financing activities	(10,905)	(53,099)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,761	(787)

NET INCREASE IN CASH AND CASH EQUIVALENTS	84,649	132,935

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	230,617	191,950

CASH AND CASH EQUIVALENTS, END OF PERIOD	$315,266	$324,885

NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$4,612	$4,471

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Geographical Net Sales to Unrelated Entities:
United States	$97.7	$95.6	2%	$254.0	$251.4	1%
Europe, Middle East, & Africa	33.7	63.4	(47)%	83.5	129.1	(35)%
Latin America & Asia Pacific	39.9	40.1	—	86.0	89.1	(3)%
Canada	7.9	14.0	(44)%	27.7	40.9	(32)%

Total	$179.2	$213.1	(16)%	$451.2	$510.5	(12)%

Categorical Net Sales to Unrelated Entities:
Sportswear	$98.4	$115.5	(15)%	$236.6	$276.6	(14)%
Outerwear	35.1	41.8	(16)%	111.9	111.4	—
Footwear	33.4	42.5	(21)%	73.4	93.8	(22)%
Accessories & Equipment	12.3	13.3	(8)%	29.3	28.7	2%

Total	$179.2	$213.1	(16)%	$451.2	$510.5	(12)%

Brand Net Sales to Unrelated Entities:
Columbia	$162.0	$194.1	(17)%	$403.6	$461.3	(13)%
Mountain Hardwear	13.2	13.8	(4)%	36.4	35.6	2%
Sorel	1.6	2.4	(33)%	4.6	6.1	(25)%
Montrail	2.4	2.8	(14)%	5.0	6.7	(25)%
Pacific Trail	—	—	—	1.6	0.8	100%

Total	$179.2	$213.1	(16)%	$451.2	$510.5	(12)%

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